UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
May 31, 2005

INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization)	1-12203 (Commission File Number)	62-1644402 (I.R.S. Employer Identification No.)

1600 E. St. Andrew Place Santa Ana, CA 92799-5125 (Address, including zip code of Registrant’s principal executive offices) Registrant’s telephone number, including area code: (714) 566-1000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

A. Adoption of the June 2005-2006 Long-Term Executive Cash Incentive Award Program

On May 31, 2005 the Human Resources Committee of the Board of Directors adopted the Ingram Micro Inc. June 2005-2006 Long-Term Executive Cash Incentive Award Program (the “June 2005-2006 LTIP Program”), effective as of June 1, 2005, pursuant to the Ingram Micro Inc. Executive Incentive Plan. Payments under the June 2005-2006 LTIP Program will be based on the Company’s performance relative to pre-established objective performance measures over a period ending December 30, 2006. Minimum performance standards were established below which no payments will be made. The Human Resources Committee also established the eligibility criteria for executive officers and other key management personnel who are designated to participate in the June 2005-2006 LTIP Program.

B. Amendment to Non-Executive Chairman Employment Agreement

As previously disclosed in the Company’s Form 8-K dated April 7, 2005 (the “April 7th Form 8-K”), effective June 1, 2005, Kent B. Foster has retired as chief executive officer and is continuing service to the Company as the non-executive chairman of the board of directors. The Company has entered into a new employment agreement (the “Agreement”) with Mr. Foster to compensate him in his capacity as the non-executive chairman for a period of two years from June 1, 2005, the terms of which are substantially as disclosed in the April 7th Form 8-K except as otherwise herein described. A copy of the Agreement is also filed as Exhibit 99.1 to this Form 8-K and is herein incorporated by reference.

Under the Agreement, all stock options previously awarded to Mr. Foster will continue to vest according to their original terms during the time he continues to serve on the Board of Directors, and be exercisable until the earlier of: (i) the expiration date of such options or (ii) the fifth anniversary of the date Mr. Foster ceases to perform services for the Company. Mr. Foster is also eligible to receive payments, if and when paid to other participants, as if he were a participant, under the June 2005-2006 LTIP, whether or not Mr. Foster completes his term as non-executive chairman under the Agreement.

Mr. Foster will also receive a $6 million cash retention bonus at the end of the two year term of the Agreement if he remains as the non-executive chairman throughout the term. If the Company chooses to terminate such Agreement prior to the end of the term other than for cause, Mr. Foster will be entitled to receive in cash: (i) the full amount of the retention bonus, (ii) all accrued and unpaid director’s compensation and annual chairman’s fee to which he is entitled and (iii) all remaining amount of such annual chairman’s fee to which he would have been entitled if he had served through the term of the Agreement. If the Company terminates the Agreement for cause, Mr. Foster will be entitled to receive in cash all accrued and unpaid director’s compensation and annual chairman’s fee. If Mr. Foster voluntarily retires before the end of the term and ceases to be the non-executive chairman, he will receive: (i) all accrued and unpaid director’s compensation and annual chairman’s fees and (ii) a pro-rated portion of the retention bonus. If Mr. Foster dies or becomes disabled before the end of the term, he will receive: (i) all accrued and unpaid director’s compensation and annual chairman’s fee and (ii) the full amount of the retention bonus.

Item 8.01. Other Events.

On June 1, 2005, the Board of Directors updated the Ingram Micro Inc. Corporate Governance Guidelines (the “Guidelines”) to reflect an increase in the Company’s current directors, from ten to twelve. A copy of the updated Guidelines is filed as Exhibit 99.2 to this Form 8-K and is herein incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Employment Agreement as of June 1, 2005 between Ingram Micro, Inc. and Kent Foster
99.2	Ingram Micro Inc. Corporate Governance Guidelines, dated as of June 1, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd

Name:	Larry C. Boyd
Title:	Senior Vice President, Secretary and General Counsel

Date: June 6, 2005